SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
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                        GENTLE DENTAL SERVICE CORPORATION
             (Exact name of registrant as specified in its charter)



        Washington                                         91-1577891
  (State of incorporation                               (I.R.S. Employer
      or organization)                               Identification Number)

22800 Savi Ranch Parkway, Suite 206, Yorba Linda, CA         92887
    (Address of principal executive offices)               (Zip Code)


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates:
_____ (if applicable).


     Securities to be registered pursuant to Section 12(b) of the Act: NONE
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 Securities to be registered pursuant to Section 12(g) of the Act: COMMON STOCK
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Item 1.  Description of Registrant's Securities to Be Registered

Authorized Securities
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     The authorized capital stock of Gentle Dental Service Corporation (the
"Company") consists of 50,000,000 shares of Common Stock and 30,000,000 shares of Preferred Stock.

     Common Stock. The Company is authorized to issue 50,000,000 shares of Common Stock. Holders of Common Stock are entitled to receive dividends as may from time to time be declared by the Board of Directors of the Company out of funds legally available therefor. Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote and do not have any cumulative voting rights. Holders of Common Stock have no preemptive, conversion, redemption, or sinking fund rights. In the event of a liquidation, dissolution, or winding up of the Company, holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all liabilities of the Company and the liquidation preference of any outstanding class or series of Preferred Stock. The outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences, and privileges of holders of Common Stock are subject to any series of Preferred Stock that the Company may issue in the future, as described below.

     Preferred Stock. The Company is authorized to issue up to 30,000,000 shares of Preferred Stock. No shares of Preferred Stock are outstanding. The Board of Directors has the authority to issue Preferred Stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations, and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights, and liquidation preferences of the shares constituting any series, without any further vote or action by the shareholders of the Company. The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of holders of Common Stock.

     The potential issuance of Preferred Stock may have the effect of delaying, deterring, or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of, and the voting and other rights of the holders of, Common Stock. The Company has no plans to issue shares of Preferred Stock.

Washington Antitakeover Statute

     Washington law contains provisions relating to "significant business transactions" that may have the effect of delaying or discouraging a hostile takeover of the Company. Chapter 23B.19 of the Washington Business Corporation Act (the "Statute") applies to all Washington corporations that have a class of voting stock registered under section 12 or section 15 of the Exchange Act. The Statute prohibits, subject to certain exceptions, a corporation from entering into any "significant business transactions" with an "Acquiring Person" (defined generally as a person or affiliated group who acquires 10% or more of the outstanding voting securities of a

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corporation without the prior approval of the corporation's board of directors)
for a period of five years after such person or affiliated group becomes an Acquiring Persons. The prohibited transactions include, among others, a merger with, disposition of assets to, or issuance or redemption of stock to or from, the Acquiring Persons, or allowing the Acquiring Person to receive any disproportionate benefit as a shareholder.

Item 2.  Exhibits

  Exhibit
   Number    Description
   ------    -----------

    3.1      Restated Articles of Incorporation. Incorporated by reference to
             Exhibit 3.1 to the Company's Registration Statement on Form SB-2 (No. 333-13529).

    3.2 Bylaws, as amended. Incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form SB-2 (No. 333-13529).


                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

     Dated: January 27, 1998

                                       GENTLE DENTAL SERVICE CORPORATION



                                       By L. THEODORE VAN EERDEN
                                          --------------------------------------
                                          L. Theodore Van Eerden,
                                          Executive Vice President and Chief
                                          Development Officer

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